Exhibit 3.1

SL GREEN REALTY CORP.
ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:  SL Green Realty Corp., a Maryland corporation (the “Corporation”), desires to amend and restate its charter (the “Charter”) as currently in effect and as hereinafter amended.

SECOND:  The following provisions are all the provisions of the Charter currently in effect and as hereinafter amended.

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is:

SL Green Realty Corp.

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland is now or hereafter in force.  For purposes of these Articles, “REIT” means a real estate investment trust under sections 856 through 860 of the Code.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o National Registered Agents, Inc. of MD, 836 Park Avenue, 2nd Floor, Baltimore, MD 21201.  The name of the resident agent of the Corporation in the State of Maryland is National Registered Agents, Inc. of MD,

whose post address is 836 Park Avenue, 2nd Floor, Baltimore, MD 21201.  The resident agent is a corporation of and resident of the State of Maryland.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 1.               Number and Classification of Directors.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the “Board of Directors”).  The number of directors of the Corporation shall be five, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law.  The directors of the Corporation are divided into three class, designated “Class I,” “Class II,” and “Class III,” respectively.  At each annual meeting of stockholders, the successor to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of the their election and until their successors are duly elected and qualify.  The names of the directors currently in office are:

Name	Class
Stephen L. Green	III
Marc Holliday	II
Edwin T. Burton, III	I
John S. Levy	II
John H. Alschuler, Jr.	III

These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors prior to the first annual meeting of stockholders in the manner provided in the Bylaws.

At any meeting of stockholders, the directors may be classified, with respect to the terms for which they severally hold office, into three classes, one class to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify.  At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Section 2.               Authorization by Board of Stock Issuance.  The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

Section 3.               Preemptive Rights.  Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Article V, Section 4, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 4.               Indemnification.  The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in such capacity.  The corporation shall have the power, with the approval of its Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 5.               Determinations by Board.  The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matters relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws of the Corporation or otherwise to be determined by the Board of Directors.

Section 6.               REIT Qualification.  If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the statue of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.

Section 7.               Removal of Directors.  Any director, or the entire Board of Directors, may be removed from office at any time, for cause only, by the affirmative vote of a majority of the votes entitled to be cast for the election of directors.  The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI is no longer required for REIT qualification.  For the purposes of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE V

STOCK

Section 1.               Authorized Shares.  The Corporation has the authority to issue a total of 260,000,000 shares of stock, consisting of 160,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), 25,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), and 75,000,000 shares of Excess Stock, $0.01 par value per share (“Excess Stock”).  The aggregate par value of all authorized shares of stock having par value is $2,600,000.  If shares of one class of stock are classified or reclassified into shares of another class or series of stock pursuant to Sections 2, 3 or 4 of this Article V, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

Section 2.               Common Stock.  Subject to the provisions of Article VI and except as otherwise may be specified in the terms of any class or series of Common Stock, each share of Common Stock shall entitle the holier thereof to one vote.  The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 3.               Preferred Stock.  The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more series of stock.

Section 4.               Classified or Reclassified Shares.  Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set, subject to the provisions of Article VI and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; (d) cause the Corporation to file articles supplementary with State Department of Assessments and Taxation of Maryland (“SDAT”).  Any of the terms of any class or series of stock set pursuant to clause (c) of this Section 4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 5.               Charter and Bylaws.  The rights of all stockholders and the terms of all stock are subject to the provisions of the charter and the Bylaws.

ARTICLE VI

RESTRICTION ON TRANSFER,
ACQUISITION AND REDEMPTION OF SHARES

Section 1.               Definitions.  For purposes of this Article VI, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of shares of Equity Stock by a Person who is or would be an actual owner, for Federal income tax purposes, of such shares of Equity Stock or who is or would be treated as a constructive owner of such shares of Equity Stock under Section 542(a)(2) of the Code either directly or constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code.  For purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation or any debt securities of SL Green Operating Partnership, L.P. directly or constructively held by such Person, but not Common Stock issuable with respect to the conversion, exchange or exercise of securities of the Corporation or debt securities of SL Green Operating Partnership, L.P. held by other Persons, shall be deemed to be outstanding prior to such conversion, exchange or exercise.  The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own.” And “Beneficially Owned” shall have the correlative meanings.

“Charitable Beneficiary’” shall mean a beneficiary of the Trust as determined pursuant to Section 14 of the Article VI.

“Effective Date” shall mean the date as of which the Corporation’s registration statement on form S-11 (File No. 33-84324) is declared effective by the Securities and Exchange Commission.

“Equity Stock” shall mean stock that is either Common Stock or Preferred Stock.

“Market Price” as to any date shall mean the average of the last sales price reported on the New York Stock Exchange, Inc. (“NYSE”) of Common Stock or Preferred Stock, as the case may be, on the ten trading days immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the average of the last reported sales price of the Common Stock or Preferred Stock, as the case may be, on the ten trading days immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock or Preferred Stock, as the case may be, may be traded, or if not then traded over any exchange or quotation system, then the market price of the Common Stock or Preferred Stock, as the case may be, on the relevant date as determined in good faith by the Board of Directors.

“Ownership Limit” shall initially mean 9.0%, of the lesser of the aggregate number or value of the outstanding shares of Common Stock of the Corporation and, after any adjustment as set forth in

Section 9 of this Article VI, shall mean such percentage as so adjusted.  The Corporation may, in Articles Supplementary, determine a limit on the ownership of one or more classes or series of its Preferred Stock (the “Preferred Stock Limit”).  From and after such determination, references to the Ownership Limit herein will include the Preferred Stock Limit, as applicable.  The number and value of shares of the Equity Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participated in a public offering of the Common Stock and/or Preferred Stock for a period of 30 days following the purchase by such underwriter of shares of the Common Stock and/or Preferred Stock.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in Excess Stock as described below in Section 3 of this Article VI, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Equity Stock, if such Transfer had not been void under Section 2 of this Article VI.

“Purported Record Transferee” shall mean, with respect to any purported Transfer, which results in Excess Stock as described below in Section 3 of this Article VI, the record holder of the Equity Stock if such Transfer had not been void under Section 2 of this Article VI.

“Restriction Termination Date” shall mean the first day after the Effective Date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of Equity Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.  The terms “Transfers” and “Transferred” shall have the correlative meanings.

“Trust” shall mean the trust created pursuant to Section 14 of this Article VI.

“Trustee” shall mean the Person that is appointed by the Corporation pursuant to Section 14 of this Article VI to serve as trustee of the Trust, and any successor thereto.

Section 2.               Ownership Limitation  (i)  Except as provided in Section 11 of this Article VI, from the Effective Date and prior to the Restriction Termination Date, no Person shall Beneficially Own shares of Common Stock and/or Preferred Stock in excess of the Ownership Limit.

(ii)           Except as provided in Section 11 of this Article VI, from the Effective Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning Common Stock and/or Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Common Stock and/or Preferred Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Common Stock and/or Preferred Stock.

(iii)          From the Effective Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Common Stock and/or Preferred Stock being Beneficially Owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Common Stock and/or Preferred Stock which would be otherwise Beneficially Owned by the transferee; and the intended transferee shall acquire no rights in such shares of Common Stock and/or Preferred Stock.

(iv)          From the Effective Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the shares of Common Stock and/or Preferred Stock which would cause the Corporation to be “closely held” within the meaning of

Section 856 (h) of the Code; and the intended transferee shall acquire no rights in such shares of Common Stock and/or Preferred Stock.

Section 3.               Excess Stock.  (i)  If, notwithstanding the other provisions contained in this Article VI, at any time after the date of the Effective rate and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would Beneficially Own Common Stock and/or Preferred Stock in excess of the applicable Ownership Limit, then, except as otherwise provided in Section 11, such shares of Common Stock and/or Preferred Stock in excess of such Ownership Limit (rounded up to the nearest whole share) shall be converted into Excess Stock and be treated as provided in this Article VI.  Such conversion and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

(ii)           If, notwithstanding the other provisions contained in this Article VI, at any time after the date of the Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation which, if effective, would cause the Corporation to become “closely held” within the meaning of Section 856(h) of the Code, then the shares of Common Stock and/or Preferred Stock being Transferred which would cause the corporation to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall be converted into Excess Stock and be treated as provided in this Article VI.  Such conversion and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

Section 4.               Prevention of Transfer.  If the Board of Directors or its designee shall at anytime determine in good faith that a Transfer has taken place in violation of Section 2 of this Article VI or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution) or Beneficial Ownership of any shares of stock of the Corporation in violation of Section 2 of this Article VI, the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin or rescind such Transfer; provided, however, that any Transfers or attempted Transfers in violation of subparagraphs Section 2 (ii) and (iv) of the Article VI shall automatically result in the conversion and treatment described in Section 3, irrespective of any action (or non-action) by the Board of Directors.

Section 5.               Notice to Corporation.  Any Person who acquires or attempts to acquire shares in violation of Section 2 of this Article VI, or any Person who is or attempts to become a transferee such that Excess Stock results under Section 3 of this Article VI, shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least 15 days prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.

Section 6.               Information for Corporation.  From the date of the Effective Date and prior to the Restriction Termination Date, each Person who is a Beneficial Owner of Common Stock and/or Preferred Stock and each Person (including the stockholder of record) who is holding Common Stock and/or Preferred Stock for a Beneficial owner shall upon demand provide in writing to the Corporation any information with respect to the direct, indirect and constructive ownership of Equity Stock of the Corporation as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Section 7.               Other Action by Board.  Subject to the provisions of Section 19 of this Article VI, nothing contained in this Article VI shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

Section 8.               Ambiguities.  In the case of an ambiguity in the application of any of the provisions of this Article VI, including any definition contained in Section 1, the Board of Directors shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it.

Section 9.               Increase in Ownership Limit.  Subject to the limitations provided in Section 10 of this Article VI, the Board of Directors may from time to time increase the Ownership Limit.

Section 10.             Limitations on Changes in Ownership Limit.  (i)  The Ownership Limit for a class or series of Equity Stock may not be increased if, after giving effect to such increase, five or fewer Beneficial Owners of Equity Stock would Beneficially Own, in the aggregate, more than 50.0% in value of the outstanding shares of Equity Stock.

(ii)           Prior to any modification of the Ownership Limit pursuant to Section 9 of this Article VI, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

Section 11.             Exemptions by Board.  The Board of Directors may, in its sole discretion, prospectively or retroactively, waive the Ownership Limit with respect to any particular Person or Persons if evidence satisfactory to the Board of Directors and the Corporation’s tax counsel is presented that the changes in ownership pursuant to such waiver will not cause the Corporation not to continue to be qualified as a REIT and are not reasonably likely to cause the Corporation not to continue to be qualified as a REIT in the future and the Board of Directors otherwise decides that such action is in the best interest of the Corporation.

Section 12.             Legend.  (i)  In addition to any other legend required by applicable law, each certificate for shares of Common Stock shall bear substantially the following legend:

The securities represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended.  Except as otherwise provided pursuant to the charter of the Corporation, no Person may Beneficially Own shares of

Common Stock in excess of 9.0% (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the aggregate number or value of the outstanding shares of Common Stock of the Corporation.  Any Person who acquires or attempts to acquire shares of Common Stock in excess of the aforementioned limitation, or any Person who is or attempts to become a transferee such that Excess Stock results under the provisions of the charter, shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least 15 days prior written notice to the Corporation of such event and shall provide to the Corporation such other information as it may request in order to determine the effect of any such Transfer on the Corporation’s status as a REIT.  All capitalized terms in this legend have the meanings defined in the charter of the Corporation, a copy of which, including the restrictions on transfer, will be sent to any stockholder on request and without charge.  If the restrictions on transfer are violated, the securities represented hereby will be converted into and treated as shares of Excess Stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations.

(ii)           In addition to any other legend required by applicable law, each certificate for shares of Preferred Stock shall bear such legend as may be set forth in the Articles Supplementary with respect to the transferability of such Preferred Stock.

Section 13.             Severability.  If any provision of this Article VI or any application of any such provision is determined to be void, invalid or unenforceable by virtue of any legal decision, statute, rule or regulation, then the Purported Record Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such shares of Excess Stock and to hold such shares of Excess Stock on behalf of the Corporation and the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

Section 14.             Trust for Excess Stock.  Upon any purported Transfer that results in Excess Stock pursuant to Section 3 of this Article VI, such Excess Stock shall be deemed to have been transferred by operation of law to the Trustee of a trust (the “Trust”) for the exclusive benefit of one or more Charitable Beneficiaries.  The Trustee shall be appointed by the Corporation, and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee or any Purported Record Transferee.  By written notice to the Trustee, the Corporation shall designate one or more non-profit organizations to be the Charitable Beneficiary(ies) of the interest in the Trust representing the Excess Stock such that (a) the shares of Equity Stock, from which the shares of Excess Stock held in the Trust were so converted, would not violate the restrictions set forth in Section 2 of this Article VI in the hands of such Charitable Beneficiary and (b) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(a), 170(c)(2) and 501(c)(3) of the Code.  The Trustee of the Trust will be deemed to own the Excess Stock for the benefit of the Charitable Beneficiary on the date of the purported Transfer that result in Excess Stock pursuant to Section 3 of this Article VI.  Shares of Excess Stock so held in trust shall be issued and outstanding stock of the Corporation.  The Purported Record Transferee shall have no rights in such Excess Stock except as expressly provided for in this Article VI.

Section 15.             Dividends on Excess Stock.  Shares of Excess Stock will be entitled to dividends and distributions authorized and declared with respect to the class or series of Equity Stock from which the Excess Stock was converted and will be payable to the Trustee of the Trust in which such Excess Stock is held, for the benefit of the Charitable Beneficiary.  Dividends and distributions will be authorized and declared with respect to each share of Excess Stock in an amount equal to the dividends and distributions authorized and declared on each share of stock of the class or series of Equity Stock from which the Excess Stock was converted.  Any dividend or distribution paid to a Purported Record Transferee of Excess Stock prior to the discovery by the Corporation that Equity Stock has been transferred in violation of the provisions of the Charter shall be repaid by the Purported Record Transferee to the Trustee upon demand.  The Corporation shall rescind any dividend or distribution authorized and declared but unpaid as void ab initio with respect to the Purported Record Transferee, and the Corporation shall pay such dividend or distribution when due to the Trustee of the trust for the benefit of the Charitable Beneficiary.

Section 16.             Liquidation Distributions for Excess Stock.  Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any other distribution of all or substantially all of the assets of the Corporation, each holder of shares of Excess Stock shall be entitled to receive, in the case of Excess Stock converted from Preferred Stock, ratably with each other holder of Preferred Stock and Excess Stock converted from Preferred Stock and having the same rights to payment upon liquidation, dissolution or winding up as such Preferred Stock and, in the case of Excess Stock converted from Common Stock, ratably with each other holder of Common Stock and Excess Stock converted from Common Stock, that portion of the assets of the Corporation available for distribution to its stockholders as the number of shares of the Excess Stock held by such holder bears to the total number of shares of (i) Preferred Stock and Excess Stock thee outstanding (in the case of Excess Stock converted from Preferred Stock) and (ii) Common Stock and Excess Stock then outstanding (in the case of Excess Stock converted from Common Stock).

Any liquidation distributions to be distributed with respect to Excess Stock shall be distributed in the same manner as proceeds from the sale of Excess Stock are distributed as set forth in Section 18 of this Article VI.

Section 17.             Voting Rights for Excess Stock.  Any vote cast by a Purported Record Transferee of Excess Stock prior to the discovery by the Corporation that Equity Stock has been transferred in violation of the provisions of the Charter shall be void ab initio.  While the Excess Stock is held in trust, the Purported Record Transferee will be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Equity Stock which have been converted into shares of Excess Stock for the benefit of the Charitable Beneficiary.

Section 18.             Non-Transferability of Excess Stock.  Excess Stock shall not be transferable.  In its sole discretion, the Trustee of the Trust may transfer the interest in the Trust representing shares of Excess Stock to any Person if the shares of Excess Stock would not be Excess Stock in the hands of such Person.  If such transfer is made, the interest of the Charitable Beneficiary in the Excess Stock shall terminate and the proceeds of the sale shall be payable by the Trustee to the Purported Record Transferee and to the Charitable Beneficiary as herein set forth.  The Purported Record Transferee shall receive from the Trustee the lesser of (i) the price paid by the Purported Record Transferee for its shares of Equity Stock that were converted into Excess Stock or, if the Purported Record Transferee did not give value for such shares (e.g., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of Excess Stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the price received by the Trustee from the sale or other disposition of the Excess Stock held in trust.  The Trustee may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record transferee to the Trustee pursuant to Section 15 of this Article VI.  Any proceeds in excess of the amount payable to the Purported Record Transferee shall be paid by the Trustee to the Charitable Beneficiary.  Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust shall be automatically exchanged for an equal number of shares of Common Stock and/or Preferred Stock, as applicable, and such shares of Common Stock and/or Preferred Stocks applicable, shall be transferred of record to the transferee of the interest in the Trust if such shares of Common Stock and/or Preferred Stock, as applicable, would not be Excess Stock in the hands of such transferee.  Prior to any transfer of any interest in the Trust, the Corporation must have waived in writing its purchase rights under Section 20 of this Article VI.

Section 19.             NYSE Transactions.  Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the NYSE.  The fact that the settlement of any transaction may occur shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

Section 20.             Call by Corporation on Excess Stock.  Shares of Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share payable to the Purported Record Transferee equal to the leaser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price of the Common Stock or Preferred Stock from which such Excess Stock was converted on the date the Corporation, or its designee, accepts such offer.  The Corporation may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 15 of this Article VI.  The Corporation may pay the amount of such reductions to the Trustee for the benefit of the Charitable Beneficiary.  The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Corporation’s receipt of notice pursuant to Section 5 of this Article VI and (ii) if the Corporation does not receive a notice of such Transfer pursuant to Section 5 of this Article VI, the date that the Board of Directors determines in good faith that a Transfer resulting in Excess Stock has occurred, but in no event later than a permitted Transfer pursuant to and in compliance with the terms of Section 18 of this Article VI.

Section 21.             Enforcement.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

Section 22.             Non-waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock.  All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation.  Any amendment to the charter shall be valid only if approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

ARTICLE VIII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD:  The foregoing amendment to and restatement of the Charter has been approved by a majority of the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:  The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article III of the foregoing amended and restated Charter.

FIFTH:  The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing amended and restated Charter.

SIXTH:  The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing amended and restated Charter.

SEVENTH:  The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement and has authority to issue pursuant to the foregoing is 200,000,000, consisting of 100,000,000 shares of Common Stock, $0.01 par value per share, 25,000,000 shares of Preferred Stock, $0.01 par value per share and 75,000,000 shares of Excess Stock, $0.01 par value per share.  The aggregate par value of all shares of stock having par value is $2,000,000.

EIGHTH:  The undersigned Chief Executive Officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 24th day of May, 2007.

ATTEST:	SL GREEN REALTY CORP.

/s/ Andrew S. Levine	By:	/s/ Marc Holliday	(SEAL)
Andrew S. Levine		Marc Holliday
Secretary		Chief Executive Officer